Exhibit 10.1

UBS LOAN FINANCE LLC 677 Washington Boulevard Stamford, Connecticut 06901	BANK OF AMERICA, N.A. 100 North Tryon Street Charlotte, North Carolina 28255	GOLDMAN SACHS CREDIT PARTNERS L.P. 85 Broad Street New York, New York 10004

UBS SECURITIES LLC 299 Park Avenue New York, New York 10171	BANC OF AMERICA SECURITIES LLC 214 North Tryon Street Charlotte, North Carolina 28255

January 5, 2007

Advanced Medical Optics, Inc.

1700 E. St. Andrew Place

Santa Ana, California 92705

Attention:                                         Richard Meier
Executive Vice President of Operations and Finance
and Chief Financial Officer

Bank Facilities Commitment Letter

Ladies and Gentlemen:

You have advised UBS Loan Finance LLC (“UBS”), UBS Securities LLC (“UBSS”), Bank of America, N.A. (“BA”), Banc of America Securities LLC (“BAS”) and Goldman Sachs Credit Partners L.P. (“GSCP” and, together with UBS, UBSS, BA and BAS, “we,” “us” or the “Commitment Parties”) that Advanced Medical Optics, Inc., a Delaware corporation (“you” or “Borrower”), proposes to acquire (the “Acquisition”) IntraLase Corp. (the “Acquired Business”).  The Acquisition will be effected pursuant to an agreement and plan of merger (the “Acquisition Agreement”) among Borrower, a wholly owned subsidiary of Borrower and the Acquired Business.  All references to “dollars” or “$” in this agreement and the attachments hereto (collectively, this “Commitment Letter”) are references to United States dollars.

We understand that the sources of funds required to fund the Acquisition consideration, to repay certain existing indebtedness of Borrower, the Acquired Business and their respective subsidiaries of approximately $30.0 million (the “Refinancing”), to pay fees, commissions and expenses  in connection with the Transactions (as defined below) and to provide ongoing working capital requirements of Borrower and its subsidiaries following the Transactions will include senior secured credit facilities consisting of (i) a senior secured term loan facility to Borrower of $600.0 million (the “Term Loan Facility”), as described in the Summary of Principal Terms and Conditions attached hereto as Annex I (the “Term Sheet”) and (ii) a senior secured revolving credit facility to Borrower of $300.0 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Committed Bank Facilities”), as described in the Term Sheet, of which Revolving Credit Facility not more than $250.0 million will be drawn immediately after giving effect to the Transactions.

In addition, we will use commercially reasonable efforts to arrange and syndicate up to an additional $100.0 million under the Revolving Credit Facility (the “Commercially Reasonable Efforts Revolving Credit Facility Amount”; and such additional amount of the Revolving Credit Facility, together with the Committed Bank Facilities, the “Bank Facilities” or the “Facilities”); provided, that notwithstanding anything to the contrary contained herein or any oral representations or assurances previously or subsequently made by the parties, nothing herein (a) is intended to be, and does not constitute a commitment or obligation by any of the Commitment Parties or any of their respective affiliates to provide financing or to act in any capacity (other than as expressly contemplated herein) in connection with the Commercially Reasonable Efforts Revolving Credit Facility Amount, and no liability or obligation on the part of any of the Commitment Parties or any of their respective affiliates to proceed with or participate in the Commercially Reasonable Efforts Revolving Credit Facility Amount shall be created or exist unless or until such Commitment Party has executed and delivered the Bank Documentation (as defined below) setting forth the Commercially Reasonable Efforts Revolving Credit Facility Amount and then only in accordance with the respective terms and conditions set forth therein or (b) shall require us or any of our respective affiliates to pay any fees, incur any costs (other than ordinary course reimbursable out-of-pocket expenses), suffer any loss or agree to do any other thing in order to assist you in providing the Commercially Reasonable Efforts Revolving Credit Facility Amount.

No other financing will be required to fund the Acquisition consideration, to effect the Refinancing and to pay fees, commissions and expenses in connection therewith.  Immediately following the Transactions, neither Borrower nor any of its subsidiaries will have any indebtedness for borrowed money or preferred equity other than the Bank Facilities, the 2.50% Convertible Senior Subordinated Notes due 2024, the 1.375% Convertible Senior Subordinated Notes due 2025, the 3.25% Convertible Senior Subordinated Notes due 2026 and certain other limited indebtedness to be mutually agreed.  As used herein, the term “Transactions” means the Acquisition, the Refinancing, the initial borrowings under the Bank Facilities and the payments of fees, commissions and expenses in connection with each of the foregoing.

Commitments.

You have requested that UBS, BA and GSCP (collectively, the “Initial Lenders”) commit to provide the Committed Bank Facilities and that UBSS and BAS agree to structure, arrange and syndicate the Bank Facilities (the “Joint Lead Arrangers”).

UBS, BA and GSCP are pleased to advise you of their several, but not joint, commitments to provide 45%, 27.5% and 27.5%, respectively, of the entire amount of the Committed Bank Facilities to Borrower upon the terms and subject to the conditions set forth in this Commitment Letter.  The commitments of the Initial Lenders hereunder and any amount to be provided under the Commercially Reasonable Efforts Revolving Credit Facility Amount, if any, are subject to the negotiation, execution and delivery of definitive documentation (the “Bank Documentation”) with respect to the Bank Facilities reasonably satisfactory to the Initial Lenders and you reflecting the terms and conditions set forth in the Term Sheet, in Annex II hereto (the “Conditions Annex”) and in the letter of even date herewith addressed to you providing, among other things, for certain fees relating to the Bank Facilities (the “Fee Letter”).  You agree that the closing date of the Transactions and the concurrent closing of the Bank Facilities (the “Closing Date”) shall be a date mutually agreed upon between you and us.

Syndication.

It is agreed that each of UBSS and BAS will act as a joint lead arranger for the Bank Facilities, each of UBSS, BAS and GSCP will act as a joint book manager for the Bank Facilities (collectively, the “Joint Bookmanagers”) and in consultation with you, will exclusively manage the syndication of the Bank Facilities, and will, in such capacities, exclusively perform the duties and exercise the authority customarily associated with such roles.  It is further agreed that no additional advisors, agents, co-agents, arrangers or book managers will be appointed outside the terms contained herein (including the Term Sheet) and no Lender (as defined below) will receive compensation with respect to any aspect of the Bank Facilities outside the terms contained herein (including the Term Sheet) and in the Fee Letter in order to obtain its commitment to participate therein, in each case unless you and we so agree.  You agree that UBS will be “on the left” in all syndication and other marketing and promotional materials and advertisements relating to the Bank Facilities.

The Initial Lenders reserve the right, prior to or after execution of the Bank Documentation with respect to the Bank Facilities in consultation with you, to syndicate all or a portion of its loans and/or commitments to one or more institutions (other than those certain institutions previously identified by you to us, if any, prior to the date of this Commitment Letter to be excluded from syndication, the “Blacklist”) that will become parties to the Bank Documentation (the Initial Lenders and the institutions becoming parties to the Bank Documentation with respect to all or a portion of the Bank Facilities, the “Lenders”); provided that, notwithstanding the foregoing or anything else contained herein, the failure to form a syndicate is not a condition to our commitments with respect to the Committed Bank Facilities hereunder and provided further that notwithstanding our right to syndicate the Bank Facilities and receive commitments with respect thereto, any assignment prior to the Closing Date shall not decrease our commitments until the Closing Date.

The Joint Bookmanagers will exclusively manage, in consultation with you, all aspects of the syndication of the Bank Facilities, including selection of additional Lenders (other than the Blacklist), determination of when the Joint Bookmanagers will approach such potential additional Lenders, awarding of any naming rights and the final allocations of the commitments in respect of the Bank Facilities among the additional Lenders.  You agree to, and to use commercially reasonable efforts to cause the Acquired Business to, actively assist the Joint Bookmanagers in achieving a timely syndication of the Bank Facilities that is reasonably satisfactory to the Joint Bookmanagers and you.  To assist the Joint Bookmanagers in their syndication efforts, you agree that you will, and will cause your representatives and advisors to, and will use commercially reasonable efforts to cause the Acquired Business and its representatives and advisors to, (a) promptly prepare and provide all financial and other information as we may reasonably request (and, in the case of information relating to the Acquired Business and its subsidiaries, to the extent made available to you after using commercially reasonable efforts) with respect to you, the Acquired Business, and your and their respective subsidiaries and the transactions contemplated hereby, including but not limited to financial projections (the “Projections”) relating to the foregoing, (b) use commercially reasonable efforts to ensure that such syndication efforts benefit materially from your existing lending relationships and those of the Acquired Business, (c) make available to prospective Lenders your senior management and advisors and, to the extent applicable, use commercially reasonable efforts to make available to prospective Lenders those of the Acquired Business, (d) host, with the Joint Bookmanagers, one or more meetings with prospective Lenders, (e) assist the Joint Bookmanagers in the preparation of one or more customary confidential information memoranda and other customary marketing materials to be used in connection with the syndication of the Bank Facilities and (f) use commercially reasonable efforts to obtain, at your expense, monitored public ratings of the Bank Facilities from Moody’s Investors Service (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) in a timely manner and to participate actively in the process of securing such ratings, including having your senior management and, to the extent applicable, use commercially reasonable efforts to have those of the Acquired Business meet with such rating agencies.

You hereby acknowledge that (a) the Commitment Parties will make available Information and Projections (collectively, “Borrower Materials”) to the proposed syndicate of Lenders by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the proposed Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”).  You hereby agree that (w) you will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and include a reasonably detailed term sheet among such Borrower Materials and that all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States federal and state securities laws, it being understood that certain of such Borrower Materials may be subject to the confidentiality requirements of the Bank Documentation; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Commitment Parties shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Information.

You hereby represent and covenant (and solely with respect to the Acquired Business and its subsidiaries and any information or representations provided by the Acquired Business, you hereby represent and covenant to your knowledge) that (a) all information (other than the Projections and general economic or industry data) that has been or will be made available to us or any of the Lenders by you, the Acquired Business, or any of your or its respective representatives in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is and will be true and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not materially misleading and (b) the Projections that have been or will be made available to us or any of the Lenders by you, the Acquired Business, or any of your or its respective representatives in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable (it being understood that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved).  You agree to supplement the Information and the Projections from time to time prior to the Closing Date, to the extent necessary, so that the representations and warranties contained in this paragraph remain true and correct in all material respects.

Compensation.

As consideration for the commitments of the Lenders hereunder with respect to the Committed Bank Facilities (and any Commercially Reasonable Efforts Revolving Credit Facility Amount committed to by the Lenders) and the agreement of the Joint Bookmanagers to structure, arrange and syndicate the Committed Bank Facilities (and with respect to any Commercially Reasonable Efforts Revolving Credit Facility Amount, the agreement of the Joint Bookmanagers to use commercially reasonable efforts to so arrange and syndicate such amount) and to provide advisory services in connection therewith, you agree to pay, or cause to be paid, the fees set forth in the Term Sheet and the Fee Letter if the Closing Date occurs; provided however that (a) the Ticking Fee (as defined in the Fee Letter), if any, shall be payable on the terms set forth in the Fee Letter irrespective of whether the Closing Date occurs and (b) the expense reimbursement and indemnification provisions of this Commitment Letter shall not be affected by any nonoccurrence of the Closing Date.  Once paid, such fees and expenses shall not be refundable under any circumstances.

Conditions.

The commitments of the Initial Lenders hereunder with respect to the Committed Bank Facilities and the Joint Bookmanagers’ agreement to perform the services described herein are subject to (i) since December 31, 2005 and except as disclosed in any form, report, schedule, statement or other document, including any exhibits thereto, required to be filed by the Acquired Business with the United States Securities and Exchange Commission that were so filed prior to the date of this Commitment Letter, no change, effect or circumstance occurring that (1) is materially adverse to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Acquired Business and its Subsidiaries, taken as a whole, or (2) materially adversely affects the consummation of the transactions contemplated by the Acquisition Agreement (an “Acquired Business Material Adverse Effect”); provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will or could be, an Acquired Business Material Adverse Effect:  (A) any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on the Acquired Business and its Subsidiaries, taken as a whole, (B) any changes resulting from or arising out of general market, economic or political conditions in the industries in which the Acquired Business or any of its Subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on the Acquired Business and its Subsidiaries, taken as a whole, (C) any changes resulting from or arising out of actions taken pursuant to (and required by) the Acquisition Agreement or the failure to take any actions due to restrictions set forth in the Acquisition Agreement, (D) any changes in the price or trading volume of the Acquired Business’ stock, in and of itself, (E) any failure by the Acquired Business to meet published revenue or earnings projections, in and of itself, (F) any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of the Acquired Business’ stockholders arising out of or related to the Acquisition Agreement or the Acquisition or (G) any changes arising out of or resulting from any delay with respect to the receipt by the Acquired Business or any of its Subsidiaries of pending regulatory approvals relating to its proposed product offerings of no longer than three months after the date that the Acquired Business has informed Borrower it expects to obtain such pending regulatory approvals (provided that at all times during such period, such approvals are still pending and can be reasonably expected to be obtained within such period); and (ii) any condition set forth in the Term Sheet or the Conditions Annex not being satisfied or any representation, covenant or agreement in this Commitment Letter or the Fee Letter not being complied with in any material respect.

Notwithstanding anything in this Commitment Letter, the Term Sheet, the Conditions Annex, the Fee Letter, the Bank Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions contemplated hereby to the contrary, (i) the only representations relating to the Acquired Business and their subsidiaries and businesses the making of which shall be a condition to availability of the Bank Facilities on the Closing Date shall be (A) such of the representations made by the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders except to the extent any breach of such representations shall not give you the right to terminate your obligations under the Acquisition Agreement (the “Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Bank Documentation shall be in a form such that they do not impair availability of the Bank Facilities on the Closing Date if the conditions set forth herein and in the Term Sheet and the Conditions Annex are satisfied (it being understood that, to the extent any collateral (other than collateral that may be perfected by filing of a UCC financing statement, delivery of a physical stock certificate and related stock power or, in the case of foreign collateral of any foreign co-borrower, making of a similar filing in a foreign jurisdiction) referred to in the Term Sheet under “Security” is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such collateral shall not constitute a condition precedent to the availability of the Bank Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed).  For purposes hereof, “Specified Representations” means the representations and warranties of the Acquired Business set forth in Term Sheet relating to corporate power and authority and the enforceability of the Bank Documentation, in each case as they relate to the entering into and performance of the Bank Documentation, Federal Reserve margin regulations and the Investment Company Act.

Clear Market.

From the date of this Commitment Letter until our completion of primary syndication of the Bank Facilities (as reasonably determined by us and notified in writing to you) of each portion of the Bank Facilities, you will (and with respect to the Acquired Business, until the Closing Date, you will use commercially reasonably efforts to) ensure that no financing for Borrower, the Acquired Business or any of your or its respective subsidiaries is announced, syndicated or placed without the prior written consent of the Commitment Parties if such financing, syndication or placement would have, in the reasonable judgment of the Commitment Parties, a detrimental effect upon the syndication of the Bank Facilities.

Indemnity and Expenses.

By your acceptance below, you hereby agree to indemnify and hold harmless each of the Commitment Parties and the other Lenders and our and their respective affiliates (including, without limitation, controlling persons) and the directors, officers, employees, advisors and agents of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, costs, expenses, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) that arise out of or in connection with this Commitment Letter, the Term Sheet, the Conditions Annex, the Fee Letter, the Bank Facilities or any of the transactions contemplated hereby or thereby or the providing or syndication of the Bank Facilities (or the actual or proposed use of the proceeds thereof), and to reimburse each

Indemnified Person promptly upon its written demand for any reasonable and documented legal or other expenses incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, cost, expense, damage, liability or action or other proceeding (whether or not such Indemnified Person is a party to any action or proceeding); provided that any such obligation to indemnify, hold harmless and reimburse an Indemnified Person shall not be applicable to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence, bad faith or willful misconduct of such Indemnified Person.  You shall not be liable for any settlement of any such proceeding effected without your written consent, but if settled with such consent or if there shall be a final judgment against an Indemnified Person, you shall, subject to the proviso in the preceding sentence, indemnify such Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  You shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnified Person.  None of us or any other Lender (or any of their respective affiliates) shall be responsible or liable to Borrower, the Acquired Business or any of your or its respective subsidiaries, affiliates or stockholders or any other person or entity for any indirect, punitive or consequential damages which may be alleged as a result of this Commitment Letter, the Term Sheet, the Conditions Annex, the Fee Letter, the Bank Facilities or the transactions contemplated hereby or thereby.  In addition, you hereby agree to reimburse us upon demand for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented legal fees and expenses of the Commitment Parties (limited to one primary counsel and, to the extent necessary, one local counsel in each relevant jurisdiction (subject to the need for additional counsel as a result of conflicts), appraisal, consulting and audit fees (to the extent any such appraisal, consulting or audit was initiated with Borrower’s consent), and printing, reproduction, document delivery, travel, communication and publicity costs) incurred in connection with the syndication and execution of the Bank Facilities, and the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Term Sheet, the Conditions Annex, the Fee Letter and the Bank Documentation; provided however that Borrower also agrees to reimburse BA and BAS for the reasonable and documented fees and expenses of Moore & Van Allen, PLLC incurred in connection with the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Term Sheet, the Conditions Annex, the Fee Letter and related documentation known to Borrower through the date of this Commitment Letter.  Notwithstanding anything to the contrary contained in this Commitment Letter or in the Term Sheet, if the Seller Financial Advisor (as defined below), BAS, BA and/or its affiliates arranges financing for a successful competing bidder for the Acquired Business, Borrower shall not be required to reimburse BAS, BA or any of its affiliates for the fees and expenses of Moore & Van Allen, PLLC incurred in connection with the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Term Sheet, the Conditions Annex, the Fee Letter and related documentation known to Borrower.

Borrower agrees that none of the Commitment Parties nor any of their respective affiliates (as such term is defined for purposes of Rule 12b-2 of the General Rules and Regulations of the Securities and Exchange Act of 1934, as amended), officers, directors, agents (other than agents who are not appointed with Borrower’s express consent), employees or controlling persons shall have any liability to Borrower or any person asserting claims on behalf of or in right of Borrower in connection with or as a result of either the commitments of the Commitment Parties under this Commitment Letter or any matter referred to in this Commitment Letter, including, without limitation, related services and activities conducted since the date hereof except, with respect to a Commitment Party, to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review that any losses, claims, damages, liabilities or expenses incurred by Borrower and its affiliates (as such term is defined for purposes of Rule 12b-2 of the General Rules and Regulations of the Securities and Exchange Act of 1934, as amended), officers, directors, employees or controlling persons resulted primarily from the gross negligence or willful misconduct of such Commitment Party in performing the services that are the subject of this Commitment Letter.

Confidentiality.

This Commitment Letter is delivered to you upon the condition that neither the existence of this Commitment Letter, the Term Sheet, the Conditions Annex, the Fee Letter nor any of their contents shall be disclosed by you or any of your subsidiaries, directly or indirectly, to any other person, except that such existence and contents may be disclosed (i) as may be compelled in a judicial or administrative proceeding or as otherwise required by law and (ii) to your directors, officers, employees, legal counsel and accountants, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby.  In addition, this Commitment Letter, the Term Sheet, the Conditions Annex and the Fee Letter (but, in the case of the Fee Letter, only with appropriate redactions that are satisfactory to the Joint Bookmanagers) may be disclosed to the Acquired Business and its directors, officers, employees, advisors and agents, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby.

Other Services.

You acknowledge and agree that we and/or our affiliates may be requested to provide additional services with respect to Borrower, the Acquired Business and/or their respective affiliates or other matters contemplated hereby.  Any such services will be set out in and governed by a separate agreement(s) (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to the parties thereto.  Nothing in this Commitment Letter is intended to obligate or commit us or any of our affiliates to provide any services other than as set out herein.

Conflicts of Interest.

You acknowledge that and waive any conflict of interest arising in connection with:

(a)                                  each of the Commitment Parties and/or their respective affiliates (the “Commitment Party Group”), in its capacity as principal or agent is involved in a wide range of commercial banking and investment banking activities globally (including investment advisory; asset management; research; securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and therefore, conflicts may arise between duties of each of the Commitment Parties hereunder and other duties or interests of each of the Commitment Parties or another member of the Commitment Party Group;

(b)                                 each of the Commitment Parties and any other member of the Commitment Party Group may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on its own account or otherwise) with respect to you or any member of the same group as you or (iii) act in relation to any matter for any other person whose interests may be adverse to you or any member of your group (including, but not limited to, the Acquired Business) (a “Third Party”), and may retain for its own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member of the Commitment Party Group is in possession or has come or comes into possession (whether before, during or after the agreements hereunder) of information confidential to you; provided that such information shall not be shared with any Third Party. You accept that permanent or ad hoc arrangements/information barriers may be used between and within divisions of each of the Commitment Parties or other members of the Commitment Party Group for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose;

(c)                                  information which is held elsewhere within any of the Commitment Parties or the Commitment Party Group but of which none of the individual directors, officers or employees having the conduct of transactions contemplated by this letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining each of the Commitment Parties’ respective responsibilities to you hereunder; and

(d)                                 none of the Commitment Parties nor any other member of the Commitment Party Group shall have any duty to disclose to, or utilize for the benefit of, you, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on its own account or otherwise) or otherwise carrying on its business.

Each of the Commitment Parties and the Commitment Party Group operate rules, policies and procedures, including independence policies and permanent and ad hoc information barriers between and within divisions of each of the Commitment Parties and other members of the Commitment Party Group, directed to ensuring that (i) the individual directors, officers and employees involved in an assignment undertaken by a member of the Commitment Party Group (including the engagement hereunder) are not influenced by any such conflicting interest or duty and (ii) that any confidential information held by a member of the Commitment Party Group is not disclosed or made available to any other client.

BAS and/or its affiliates have been retained as the sell-side financial advisor to the Acquired Business (in such capacity, the “Seller Financial Advisor”) in connection with the Acquisition.  You waive any claim you may have based on the actual or potential conflicts of interest that may arise or result from the engagement of the Seller Financial Advisor and from BAS and/or its affiliates arranging or providing or contemplating arranging or providing financing for a competing bidder.

You acknowledge the Seller Financial Advisor role of BAS and/or its affiliates and that, in such capacity, (i) the Seller Financial Advisor may recommend to the Acquired Business that the Acquired Business not pursue or accept your offer or proposal, (ii) the Seller Financial Advisor may advise the Acquired Business in other manners adverse to your interests, including, without limitation, by providing advice on pricing, leverage levels, and timing of closing with respect to your bid, taking other actions with respect to your bid and taking action under any definitive agreement between you and the Acquired Business, and (iii) the Seller Financial Advisor may acquire information about the Acquired Business, the Acquisition, and other potential purchasers and their strategies and proposals, but the Seller Financial Advisor shall have no obligation to disclose to you the substance of such information or the fact that it is in possession thereof.

No Fiduciary Relationship.

You hereby acknowledge that, if any Bank Documentation is executed and delivered, the Commitment Parties would be acting solely as initial lenders, administrative agent, collateral agent, syndication agent, documentation agent, issuing bank, swingline lender, arrangers or bookrunners in connection with the Bank Facilities.  You further acknowledge that the Commitment Parties would be acting pursuant to a contractual relationship created solely by such Bank Documentation entered into on an arm’s length basis and in no event do the parties intend that the Commitment Parties act or be responsible as a fiduciary to you or any of your subsidiaries, your stockholders or creditors or any other person in connection with any activity that the Commitment Parties may undertake or has undertaken in furtherance of the Bank Facilities, either before or after the date hereof.  The Commitment Parties hereby expressly disclaim any fiduciary or similar obligations to any such person, either in connection with the Bank Facilities or any matters leading up to the execution of the Bank Documentation, and you hereby confirm your understanding and agreement to that effect.  Each of you and we agree that you and we are each responsible for making our own independent judgments with respect to the Bank Facilities, and that any opinions or views expressed by the Commitment Parties to you regarding such transactions, including but not limited to any opinions or views with respect to the price or market for your or your subsidiaries’ credit facilities or securities, do not constitute advice or recommendations to you or any of your subsidiaries.  You, on behalf of yourself and your subsidiaries, hereby waive and release, to the fullest extent permitted by law, any claims that you or any of your subsidiaries may have against the Commitment Parties with respect to any breach or alleged breach of any fiduciary or similar duty in connection with the transactions contemplated by this Commitment Letter or any matters leading up to the execution of the Bank Documentation.

Governing Law, Etc.

This Commitment Letter shall not be assignable by you without the prior written consent of each other party hereto and shall not be assignable by us without your prior written consent, and any purported assignment without such consents shall be void.  We reserve the right to employ the services of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to our affiliates certain fees payable to us in such manner as we and our affiliates may agree in our sole discretion.  You also agree that the Initial Lenders may at any time and from time to time assign all or any portion of their respective commitments hereunder to one or more of their affiliates.  You further acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information related to Borrower, the Acquired Business, or any of your or its respective subsidiaries or affiliates (including, without limitation, information relating to creditworthiness) and the transactions contemplated hereby.  We agree to treat, and cause any such affiliate to treat, all non-public information provided to us by you as confidential information in accordance with customary banking industry practices.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter.  Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter.  This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, and may not be relied on by, any persons other than the parties hereto, the Lenders and, with respect to the indemnification provided under the heading “Indemnity and Expenses,” each Indemnified Person.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby.  Any right to trial by jury with respect to any claim or action arising out of this Commitment Letter is hereby waived.  You hereby submit to the exclusive jurisdiction of the federal and New York State courts located in The City of New York (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or any of the matters contemplated hereby, and agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute.  You irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

Patriot Act.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), we and the other Lenders may be required to obtain, verify and record information that identifies Borrower and the Acquired Business, which information includes the name, address and tax identification number and other information regarding them that will allow us or such Lender to identify them in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and the Lenders.

Please indicate your acceptance of the terms hereof and of the Term Sheet, the Conditions Annex and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on January 5, 2007 (the “Deadline”).  This Commitment Letter and the commitments of the Lenders hereunder and the agreement of the Joint Bookmanagers to provide the services described herein are also conditioned upon your acceptance hereof and of the Fee Letter, and our receipt of executed counterparts hereof and thereof on or prior to the Deadline.  Upon the earliest to occur of (A) the execution and delivery of the Bank Documentation by all of the parties thereto, (B) July 31, 2007, if the Bank Documentation shall not have been executed and delivered by all such parties prior to that date and (C) if earlier than (B), the date of termination of the Acquisition Agreement, this Commitment Letter and the commitments of the Initial Lenders hereunder and the agreement of the Joint Bookmanagers to provide the services described herein shall automatically terminate unless the Initial Lenders and the Joint Bookmanagers shall, in their discretion, agree to an extension.  The compensation, expense reimbursement, confidentiality, indemnification and governing law and forum provisions hereof and in the Term Sheet and the Fee Letter shall survive termination of (i) this Commitment Letter (or any portion hereof) and (ii) any or all of the commitments of the Initial Lenders hereunder.  The provisions under the headings “Syndication,” “Clear Market,” “Indemnity and Expenses” and “No Fiduciary Relationship” above shall survive the execution and delivery of the Bank Documentation; provided that, to the extent the Bank Documentation is executed by all relevant parties thereto, the expense reimbursement and indemnification provisions hereof and in the Term Sheet shall automatically terminate and be superseded by the provisions of the Bank Documentation upon the initial funding thereunder.

[Signature Page Follows]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

UBS LOAN FINANCE LLC

By:	/s/ Eric H. Coombs
Name: Eric H. Coombs
Title: Managing Director

By:	/s/ Barbara S. Wang
Name: Barbara S. Wang
	Title:	Director and Counsel
Region Americas Legal

UBS SECURITIES LLC

By:	/s/ Eric H. Coombs
Name: Eric H. Coombs
Title: Managing Director

By:	/s/ Barbara S. Wang
Name: Barbara S. Wang
	Title:	Director and Counsel
Region Americas Legal

Commitment Letter signature page

BANK OF AMERICA, N.A.

By:	/s/ Richard C. Hardison
Name: Richard C. Hardison
Title: Vice President

BANC OF AMERICA SECURITIES LLC

By:	/s/ Subhadra Shrivastava
Name: Subhadra Shrivastava
Title: Vice President

Commitment Letter signature page

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:	/s/ Walter A. Jackson
Name: Walter A. Jackson
Title:

Commitment Letter signature page

Accepted and agreed to as of
the date first written above:

ADVANCED MEDICAL OPTICS, INC.

By:		/s/ Richard A. Meier
Name: Richard A. Meier
	Title:	Executive Vice President, Operations,
President of Global Eye Care
and Chief Financial Officer

Commitment Letter signature page

ANNEX I

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Bank Facilities(1)

Borrower:	Advanced Medical Optics, Inc. (“Borrower”) and, at Borrower’s option, one or more foreign subsidiaries of Borrower reasonably acceptable to the Joint Bookmanagers shall be a co-borrower.

Lenders:

A syndicate of banks, financial institutions and other entities (other than the Blacklist), including UBS Loan Finance LLC (“UBS”), Bank of America, N.A. (“BA”) and Goldman Sachs Credit Partners L.P. (“GSCP”), arranged by the Joint Lead Arrangers (collectively, the “Lenders”).

Joint Lead Arrangers:	UBS Securities LLC (“UBSS”) and Banc of America Securities LLC (“BAS” and, together with UBSS or the “Joint Lead Arrangers”).

Joint Bookmanagers:	UBS Securities LLC, Banc of America Securities LLC and Goldman Sachs Credit Partners L.P.

Administrative Agent, Collateral Agent and Issuing Bank:	Bank of America, N.A. (the “Administrative Agent” and the “Collateral Agent”).

Syndication Agent:	UBS Securities LLC.

Documentation Agent:	Goldman Sachs Credit Partners L.P.

Swingline Lender:	Bank of America, N.A..

Type and Amount of Facilities:	Term Loan Facility:

Term Loan Facility (the “Term Loan Facility”) in an aggregate principal amount of $600.0 million (each individual loan thereunder, a “Term Loan” and together, the “Term Loans”).

(1)                                  All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.

Revolving Credit Facility:

A revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of $300.0 million.

The Term Loan Facility and the Revolving Credit Facility are herein referred to collectively as the “Committed Bank Facilities.”

In addition, the Commitment Parties will use commercially reasonable efforts to provide up to an additional $100.0 million under the Revolving Credit Facility (the “Commercially Reasonable Efforts Revolving Credit Facility Amount” and together with the Committed Bank Facilities, the “Bank Facilities” or the “Facilities”).

Uncommitted Increase in Bank Facilities:

The Bank Documentation will permit Borrower to incur up to $200.0 million aggregate principal amount of (x) additional term loans under an existing tranche under the Term Loan Facility or under a new tranche under the Term Loan Facility having the same guarantees as, and secured on a pari passu basis by the same collateral securing, the Bank Facilities (the “Additional Term Loans”) and/or (y) additional credit extensions under the Revolving Credit Facility having the same guarantees as, and secured on a pari passu basis by the same collateral securing, the Bank Facilities and otherwise having the terms provided for in the Revolving Credit Facility (the “Additional Revolving Credit Availability”), provided that (i) the Additional Revolving Credit Availability shall not exceed $100.0 million, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) all financial covenants would be satisfied on a pro forma basis on such date and for the most recent determination period, after giving effect to such Additional Term Loans and/or such Additional Revolving Credit Availability (assuming all such availability is fully drawn) and the application of proceeds thereof and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions after the beginning of the relevant determination period but prior to or simultaneous with the borrowing of such Additional Term Loans or the making available of the Additional Revolving Credit Availability, (iv) if the Additional Term Loans are not part of any existing tranche of the Term Loan Facility, the maturity date of the Additional Term Loans shall not be prior to the Maturity Date of the Term Loan Facility, (v) amortization payments shall be no more than ratable with the amortization payments under any existing tranche of the Term Loan Facility, and the Additional Term Loans shall otherwise be no more than pari passu with the Term Loan Facility with respect to mandatory prepayments and other payment rights and (vi) the terms and documentation in respect thereof shall otherwise be reasonably satisfactory to Borrower, the Joint Lead Arrangers and the Administrative Agent.  Neither Additional Term Loans nor Additional Revolving Credit Availability shall be subject to “most favored nation” pricing provisions.  Borrower may seek commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional financial institutions reasonably acceptable to the Joint Lead Arrangers and the Administrative Agent who shall thereupon become Lenders.  The Bank Documentation shall be amended to give effect to the Additional Term Loans and/or Additional Revolving Credit Availability by documentation executed by the Lender or Lenders making the commitments with respect to the Additional Term Loans, the Administrative Agent and Borrower, and without the consent of any other Lender.

Available Currencies:	The Facilities will be available in U.S. dollars, euros, other currencies to be mutually agreed and/or a combination thereof, as mutually determined by the Joint Lead Arrangers and Borrower.

Purpose:

Proceeds of the Term Loan Facility and not more than $250.0 million of the Revolving Credit Facility will be used on the Closing Date to finance a portion of the Acquisition consideration and the Refinancing and to pay fees, commissions and expenses in connection therewith.  Following the Closing Date, the Revolving Credit Facility will also be used by Borrower and its subsidiaries for working capital and general corporate purposes (including permitted acquisitions).

Closing Date:	The date of the closing of the Acquisition, but not later than July 31, 2007.

Maturity Dates:	Term Loan Facility: seven (7) years from the Closing Date; provided, however, that in no event shall the maturity date for the Term Loan Facility be later than May 1, 2014.

Revolving Credit Facility: six (6) years from the Closing Date.

Availability:

Term Loan Facility:  Upon satisfaction or waiver of conditions precedent to drawing specified herein, in the Commitment Letter and in the Conditions Annex, a single drawing may be made on the Closing Date of up to the full amount of the Term Loan Facility.

Revolving Credit Facility:  Upon satisfaction or waiver of conditions precedent to drawing specified herein, in the Commitment Letter and in the Conditions Annex, borrowings may be made at any time on or after the Closing Date to but excluding the business day preceding the maturity date of the Revolving Credit Facility; provided, however that not more than $250.0 million of the Revolving Credit Facility may be drawn on the Closing Date.

Letters of Credit:

Up to $35.0 million of the Revolving Credit Facility will be available for letters of credit, on customary terms and conditions to be set forth in the Bank Documentation.  Each Lender under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit.  Each letter of credit shall expire not later than the earlier of (i) 12 months after its date of issuance and (ii) the seventh day prior to the Maturity Date of the Revolving Credit Facility; provided that any letter of credit may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

Drawings under any letter of credit shall be reimbursed by Borrower on the same business day on which Borrower receives notice of such drawing from the Issuing Bank.  To the extent that Borrower does not reimburse the Issuing Bank on the same business day, the Lenders under the Revolving Credit Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Credit Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Swingline Facility:

Up to $20.0 million of the Revolving Credit Facility will be available for swingline borrowings, on customary terms and conditions to be set forth in the Bank Documentation.  Each Lender under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each swingline loan.

Except for purposes of calculating the commitment fee described below, any swingline borrowings will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.

Amortization:

Term Loan Facility:  The Term Loan Facility will amortize in equal quarterly installments in annual amounts equal to 1.0% of the original principal amount of the Term Loan Facility, with the balance payable on the Maturity Date.

Revolving Credit Facility: None.

Interest:	At Borrower’s option, loans will bear interest based on the Base Rate or LIBOR, as described below (except that all swingline borrowings will accrue interest based on the Base Rate):

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin, calculated on the basis of the actual number of days elapsed in a year of 365 days and payable quarterly in arrears.  The Base Rate is defined as the higher of the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1% and the prime commercial lending rate of BA.

Base Rate borrowings (other than swingline borrowings) will require one business day’s prior notice and will be in minimum amounts to be mutually agreed upon.

B. LIBOR Option

Interest will be determined for periods to be selected by Borrower (“Interest Periods”) of one, two, three or six or (if available to all applicable Lenders) nine or twelve months and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the applicable Interest Margin.  LIBOR will be determined by the Administrative Agent at the start of each Interest Period and will be fixed through such period.  Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.  LIBOR will be adjusted for maximum statutory reserve requirements (if any).

LIBOR borrowings will require three business days’ prior notice for U.S. dollar borrowings and four business days’ prior notice for any foreign currency loans and will be in minimum amounts to be mutually agreed upon.

Default Interest and Fees:

Upon the occurrence and during the continuance of a payment or bankruptcy event of default, interest will accrue (i) in the case of overdue or unpaid (in the case of a bankruptcy event of default) principal, interest or premium (if any) on any loan at a rate of 2.0% per annum plus the rate otherwise applicable to such loan and (ii) in the case of any other overdue or unpaid (in the case of a bankruptcy event of default) amount, at a rate of 2.0% per annum plus the non-default interest rate then applicable to Base Rate loans under the Revolving Credit Facility. Default interest shall be payable on demand.

Interest Margins:

The applicable Interest Margin will be the basis points set forth in the following table; provided that after the date on which Borrower shall have delivered financial statements for the first fiscal quarter ending after the Closing Date, the Interest Margins with respect to the Revolving Credit Facility will be subject to step-downs to be mutually agreed upon.

	Base Rate Loans	LIBOR Loans

Term Loan Facility	1.25%	2.25%

Revolving Credit Facility	1.25%	2.25%

Commitment Fee:

A Commitment Fee shall accrue on the unused amounts of the commitments under the Revolving Credit Facility.  Such Commitment Fee will initially be 0.50% per annum; provided that after the date on which Borrower shall have delivered financial statements for the first fiscal quarter ending after the Closing Date, the Commitment Fee will be subject to a step-down to 0.375% per annum in a manner to be mutually agreed upon.  Accrued Commitment Fees will be payable quarterly in arrears (calculated on a 360-day basis) for the account of the Lenders from the Closing Date.

Letter of Credit Fees:

Borrower will pay (i) the Issuing Bank a fronting fee equal to the amount set forth in the Fee Letter and (ii) the Lenders under the Revolving Credit Facility letter of credit participation fees equal to the Interest Margin for LIBOR Loans under the Revolving Credit Facility, in each case, on the undrawn amount of all outstanding letters of credit.  In addition, Borrower will pay the Issuing Bank customary issuance fees.

Mandatory Prepayments:

Loans shall be prepaid in an amount equal to (a) 100% of the net proceeds received from the sale or other disposition of all or any part of the assets of Borrower or any of its subsidiaries after the Closing Date other than sales of inventory in the ordinary course of business and other exceptions to be agreed, (b) 100% of the net proceeds received by Borrower or any of its subsidiaries from the issuance of debt or preferred stock after the Closing Date, other than exceptions to be agreed, (c) 100% of all casualty and condemnation proceeds in excess of amounts applied promptly to replace or restore any properties in respect of which such proceeds are paid to Borrower and its subsidiaries and (d) 50% of excess cash flow of Borrower and its subsidiaries (to be defined in a manner to be agreed and with step-downs based on achievement of leverage targets to be mutually agreed).

There will be no prepayment penalties (except LIBOR breakage costs) for mandatory prepayments.

Optional Prepayments:

Permitted in whole or in part, with prior notice but without premium or penalty (except LIBOR breakage costs) and including accrued and unpaid interest, subject to limitations as to minimum amounts of prepayments.

Application of Prepayments:	Optional prepayments will be applied in the manner directed by Borrower. Mandatory prepayments will be applied in a manner to be mutually agreed.

Guarantees:

The Facilities will be fully and unconditionally guaranteed on a joint and several basis by all of the existing and future direct and indirect subsidiaries of Borrower and those of any co-borrower (collectively, the “Guarantors”), subject to (i) exceptions for foreign subsidiaries (in the event there is a foreign subsidiary co-borrower, to the extent such guarantees would be prohibited by applicable law or would result in adverse tax consequences), (ii) exceptions for immaterial subsidiaries to be mutually agreed (with such subsidiaries becoming Guarantors to the extent they exceed any of certain financial thresholds to be mutually agreed) and (iii) other exceptions to be mutually agreed.  If there is a co-borrower, Borrower will guarantee the obligations of such co-borrower, and the co-borrower will guarantee the obligations of Borrower, unless the co-borrower is a foreign entity, in which case the co-borrower shall only guarantee Borrower’s obligations to the extent such guarantees would not be prohibited by applicable law or would not result in adverse tax consequences.

Security:

The Facilities and any hedging and/or treasury management obligations to which a Lender or an affiliate of a Lender is a counterparty will be secured by perfected first priority (subject to exceptions to be mutually agreed) pledges of all of the equity interests of each of Borrower’s and each Guarantors’ direct subsidiaries, and perfected first priority (subject to exceptions to be mutually agreed) security interests in and mortgages on substantially all tangible and intangible assets (including, without limitation, accounts receivable, inventory, equipment, general intangibles, intercompany notes, insurance policies, investment property, intellectual property, material owned real property, cash and proceeds of the foregoing but in any event excluding vehicles, leased real property and certain deposit accounts to be mutually agreed) of Borrower and the Guarantors, wherever located, now or hereafter owned, except to the extent such pledge would be prohibited by applicable law or would result in materially adverse tax consequences, and subject to such other exceptions as are agreed, in each case except for those assets as to which parties mutually agree that the cost of obtaining a security interest therein are excessive in relation to the value of the security to be afforded thereby.

Conditions to Initial Borrowings:

Conditions precedent to initial borrowings under the Facilities will be limited to those set forth in the Commitment Letter and annexes thereto and the accuracy of the Acquisition Agreement Representations and the Specified Representations, receipt of insurance policies naming the Collateral Agent as an additional insured and receipt of a customary solvency certificate (as to Borrower and its subsidiaries on a consolidated basis).

The Bank Documentation shall not contain (a) any material conditions precedent other than the conditions precedent set forth in the Commitment Letter or the annexes thereto or (b) any material representation or warranty, affirmative or negative covenant or event of default not set forth in the Commitment Letter or the annexes or exhibits thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the Bank Facilities.

Conditions to Each Borrowing:

Conditions precedent to each borrowing or issuance under the Facilities will be limited to (1) the absence of any continuing default or event of default (and with respect solely to the initial borrowing under the Bank Facilities, other than, with respect to the Acquired Business, by reason of breach of a representation or warranty other than an Acquisition Agreement Representation or a Specified Representation), (2) the accuracy of all representations and warranties in all material respects (subject to the second paragraph under “Conditions” in the Commitment Letter) and (3) receipt of a customary borrowing notice or letter of credit request, as applicable.

Representations and Warranties:	Limited to the following representations and warranties, which shall apply to Borrower and its subsidiaries (in each case with customary thresholds and exceptions to be mutually agreed):

Accuracy and completeness of financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law (including, without limitation, any applicable rules, regulations and policies of the United States Food and Drug Administration, comparable regulatory agencies in Japan and in each country in which the products of Borrower and its subsidiaries are marketed); corporate power and authority; enforceability of the Bank Documentation; no conflict with law or contractual obligations; governmental authorization; no consents; no material litigation; no default; ownership of property; intellectual property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries and equity interests; environmental matters; solvency on a consolidated basis on the Closing Date; ownership of property; accuracy and completeness of disclosure; Patriot Act and anti-terrorism law compliance; creation and perfection of security interests; delivery of documents in connection with the Acquisition and accuracy of representations and warranties therein that are Acquisition Agreement Representations or Specified Representations; labor matters; use of proceeds; insurance; licenses; material contracts; existing debt; investments; and subordination of subordinated debt.

Affirmative Covenants:	Limited to the following affirmative covenants, which shall apply to Borrower and its subsidiaries (in each case with customary thresholds and exceptions to be mutually agreed):

Delivery of certified quarterly (other than with respect to the fourth fiscal quarter) and audited annual financial statements, reports to shareholders, notices of defaults, material litigation and other material events, budgets and other information customarily supplied in a transaction of this type; payment of taxes; continuation of business and maintenance of existence, properties and material rights and privileges; compliance with all applicable laws and regulations (including, without limitation, environmental matters, taxation and ERISA) and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; use of proceeds; further assurances (including, without limitation, with respect to security interests in after-acquired property and addition of subsidiaries as guarantors); and agreement to establish a currency hedging program to cover certain portions of indebtedness of Borrower and its subsidiaries to be mutually agreed, on terms reasonably satisfactory to the Joint Lead Arrangers.

Negative Covenants:	Limited to the following negative covenants, which shall apply to Borrower and its subsidiaries (in each case with customary thresholds and exceptions to be mutually agreed):

1. Limitation on dispositions of assets and changes of business.

2.                                       Limitation on mergers and acquisitions; provided that Borrower and its subsidiaries will be permitted to make acquisitions as long as (a) there is no default, (b)  Borrower would be in pro forma compliance with applicable financial covenants after giving effect thereto, (c) the acquired company or assets are in substantially the same line of business as Borrower and its subsidiaries, (d) the acquired company and its subsidiaries (other than immaterial subsidiaries) will become Guarantors and will pledge their Collateral to the Administrative Agent, with customary exceptions for adverse tax effects, (e) Borrower and its subsidiaries will provide customary documents with respect to such acquisitions to be mutually agreed and (f) such acquisitions will be subject to maximum amounts to be agreed.  Acquisitions of entities that do not become Guarantors will be limited to a maximum aggregate amount to be mutually agreed upon.

3.                                       Limitations on dividends, stock repurchases and redemptions and other restricted payments, including payments on subordinated debt (with (i) a basket for permitted dividends, stock repurchases and redemptions and other restricted payments, including payments on subordinated debt, to be mutually agreed and subject to growth and (ii) payments on subordinated debt permitted from the proceeds of equity issuances and from excess cash flow not required to be used to prepay the Bank Facilities to the extent that Borrower will be in pro forma covenant compliance after giving effect to any such subordinated debt payment and subject to other terms to be mutually agreed).

4.                                       Limitation on indebtedness (including guarantees and other contingent obligations) (provided that subordinated indebtedness incurred to repay Term Loans or redeem outstanding convertible securities or in connection with permitted acquisitions shall be permitted so long as, after giving effect to such indebtedness on a pro forma basis, Borrower is in compliance with applicable financial covenants, the subordination of such indebtedness is on terms reasonably acceptable to the Joint Lead Arrangers and the maturity of such indebtedness does not occur before the maturity of any of the Bank Facilities).

5.                                       Limitation on loans and investments (with baskets for permitted investments to be mutually agreed and including carve-outs for investments made with the proceeds of equity issuances and from excess cash flow not required to be used to prepay Term Loans).

6. Limitation on liens and further negative pledges.

7. Limitation on transactions with affiliates.

8. Limitation on sale and leaseback transactions.

9. Limitation on capital expenditures (with 100% carryforwards for unused amounts available for a period to be mutually agreed).

10. No modification or waiver of material subordinated debt documents in any manner materially adverse to the Lenders without the consent of the Requisite Lenders.

11. No change to fiscal year.

12. Limitations on restrictions on subsidiaries, accounting changes, anti-terrorism, anti-money laundering and embargoed persons.

Financial Covenants:

Limited to the following financial covenants, which shall apply to Borrower and its consolidated subsidiaries and with levels and definitions to be mutually agreed (provided that covenant levels will be set using a cushion to be mutually agreed to the model provided by Borrower to the Commitment Parties and approved by the Commitment Parties):

1. Minimum interest coverage ratio.

2. Maximum total debt to EBITDA ratio.

3. Maximum senior secured debt to EBITDA ratio.

Financial covenants shall be tested for the first time at the end of the first full fiscal quarter after the Closing Date, and quarterly thereafter.

Events of Default:

Limited to the following events of default (in each case with customary grace periods, thresholds and exceptions to be mutually agreed):  nonpayment, breach of representations in any material respect, breach of  covenants, cross-defaults to material indebtedness, loss of lien on a material portion of collateral, invalidity of guarantees and loan documents, bankruptcy and insolvency events, material ERISA events, material judgments, change of ownership or control (to be defined in a mutually satisfactory manner) and prohibition or restraint on conduct of business that would reasonably be expected to result in a material adverse effect.

Assignments and Participations:

Each Lender may assign all or, subject to minimum amounts to be mutually agreed, a portion of its loans and commitments under one or more of the Facilities to one or more institutions (other than the Blacklist).  After the completion of primary syndication (as determined by the Commitment Parties), assignments will require payment by the assigning or assignee Lenders of an administrative fee of $3,500 to the Administrative Agent and the consents of the Administrative Agent and Borrower (and in the case of assignments of the Revolving Credit Facility, the Issuing Bank and the Swingline Lender), which consents shall not be unreasonably withheld or delayed; provided that (i) no consents shall be required for an assignment to an existing Lender or an affiliate of an existing Lender and (ii) no consent of Borrower shall be required during an event of default (by reason of a payment default or a bankruptcy default).  In addition, each Lender may sell participations in all or a portion of its loans and commitments under one or more of the Facilities; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Facilities (except as to certain basic issues).

Expenses and Indemnification:

All reasonable and documented out-of-pocket expenses (including but not limited to reasonable legal fees and expenses (limited to one primary counsel and, to the extent necessary, one local counsel in each relevant jurisdiction (subject to the need for additional counsel as a result of conflicts) and expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) of each of the Commitment Parties, the Administrative Agent, the Collateral Agent and the Issuing Bank associated with the syndication of the Facilities and with the preparation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of the documentation contemplated hereby are to be paid by Borrower.  In addition, all out-of-pocket expenses (including but not limited to reasonable legal fees and expenses) of the Lenders and the Administrative Agent for workout proceedings, enforcement costs and documentary taxes associated with the Facilities are to be paid by Borrower.

The Bank Documentation will contain indemnification provisions requiring that Borrower will indemnify the Lenders, each of the Commitment Parties, the Administrative Agent, the Collateral Agent and the Issuing Bank and their respective affiliates, and hold them harmless from and against all reasonable out-of-pocket costs, expenses (including but not limited to reasonable legal fees and expenses) and liabilities arising out of or relating to the transactions contemplated hereby and any actual or proposed use of the proceeds of any loans made under the Facilities; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred primarily by reason of the gross negligence, bad faith or willful misconduct of such person.

Yield Protection, Taxes and Other Deductions:

The Bank Documentation will contain yield protection provisions, customary for Bank Facilities of this nature, protecting the Lenders in the event of unavailability of LIBOR, breakage losses, reserve and capital adequacy requirements.

All payments are to be free and clear of any present or future taxes, withholdings or other deductions on customary terms (other than income taxes in the jurisdiction of the Lender’s applicable lending office).  The Lenders will use commercially reasonable efforts to minimize to the extent possible any applicable taxes and Borrower will indemnify the Lenders and the Administrative Agent for such taxes paid by the Lenders and the Administrative Agent, as the case may be.

Required Lenders:

Lenders holding at least a majority of total loans and commitments under the Facilities, with certain customary amendments (subject to customary “yank-a-bank” provisions) requiring the consent of Lenders holding a greater percentage (or all) of the total loans and commitments under the Facilities, it being understood that amendments to financial covenants and related definitions will require the consent of Lenders holding no more than a majority of total loans and commitments under the Facilities.

Governing Law and Forum:

The laws of the State of New York.  Each party to the Bank Documentation will waive the right to trial by jury and will consent to jurisdiction of the state and federal courts located in The City of New York.

Counsel to the Commitment Parties:	Latham & Watkins LLP.

ANNEX II

CONDITIONS TO CLOSING(2)

The commitment of the Lenders under the Commitment Letter with respect to the Committed Bank Facilities, the agreements of each of the Commitment Parties to perform the services described in the Commitment Letter and the funding of the Bank Facilities are subject to the conditions set forth in the Commitment Letter and satisfaction of each of the conditions precedent set forth below.

1.             The Acquisition and the Refinancing shall be consummated substantially simultaneously with the closing under the Facilities and (with respect to the Acquisition, to the extent specified in the Acquisition Agreement) shall be consummated in accordance with applicable law and on the terms described in the Term Sheet and in the Acquisition Agreement without, in the case of the Acquisition Agreement, waiver or amendment of any provisions thereof in a manner material and adverse to the Lenders, unless consented to by the Joint Bookmanagers (such consent not to be unreasonably withheld or delayed); the Acquisition Agreement and all other material related documentation (including, without limitation, any and all proxy statements and other material documentation related to any required shareholder approvals or consents) shall be reasonably satisfactory in all material respects to the Administrative Agent and the Joint Bookmanagers (it being acknowledged that the execution copy of the Acquisition Agreement dated as of the date hereof and received at 6:51 p.m. Pacific Time on the date hereof (excluding any and all draft disclosure schedules) provided to the Administrative Agent and the Joint Bookmanagers is satisfactory to the Administrative Agent and the Joint Bookmanagers).

2.             The Commitment Parties shall have received: (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Borrower and the Acquired Business for each of the last three fiscal years ending more than 75 days prior to the Closing Date (the “Audited Financial Statements”), (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Borrower and the Acquired Business for each fiscal quarter of the current fiscal year ending more than 30 days prior to the Closing Date and for the comparable periods of the preceding fiscal year (the “Unaudited Financial Statements”) (with respect to which the independent auditors shall have performed an SAS 100 review), (iii) unaudited consolidated balance sheets and related statements of income of each of Borrower and, if made available to Borrower, the Acquired Business for each fiscal month ending after the last fiscal quarter covered by the Unaudited Financial Statements and more than 30 days prior to the Closing Date, (iv) a pro forma consolidated and consolidating balance sheet and related statement of income for Borrower (the “Pro Forma Financial Statements”), as well as pro forma levels of capital expenditures and pro forma levels of EBITDA (“Pro Forma EBITDA”) calculated in a manner satisfactory to the Commitment Parties, for the last fiscal year covered by the Audited Financial Statements and for the latest twelve-month period ending more than 30 days prior to the Closing Date, in each case after giving effect to the Transactions and (v) forecasts of

(2)                                  All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this Annex II is attached.

the financial performance of Borrower and its subsidiaries (x) on an annual basis, through 2014 and (y) on a quarterly basis, through the second quarter of fiscal year 2008 in form satisfactory to the Commitment Parties.  The financial statements referred to in clauses (i), (ii) and (iii) shall be prepared in accordance with accounting principles generally accepted in the United States.  The Pro Forma Financial Statements and the Pro Forma EBITDA shall be consistent in all material respects with the sources and uses described in the Commitment Letter.  The Pro Forma Financial Statements shall be prepared on a basis consistent with pro forma financial statements set forth in a registration statement filed with the Securities and Exchange Commission.

3.             To the extent required by the Acquisition Agreement, all necessary governmental and material third party approvals in connection with the Transactions shall have been obtained and shall be in effect.  Without limiting the foregoing, to the extent required by the Acquisition Agreement, all requisite shareholder approvals and consents required by applicable law or the transactional documents with respect to the Acquisition Agreement and the governing documents of Borrower necessary to effect the merger contemplated by the Acquisition Agreement shall have been obtained and shall be in full force and effect.

4.             The Lenders shall have received such customary legal opinions, officer’s certificates and closing documentation as the Commitment Parties shall reasonably request, in form and substance reasonably satisfactory to the Commitment Parties.

5.             Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, to the extent requested by any of the Commitment Parties at least one business day prior to the Closing Date.

6.             All costs, fees, expenses (including, without limitation, legal fees and expenses and the fees and expenses of appraisers, consultants and other advisors) and other compensation payable to the Lenders, the Commitment Parties, the Administrative Agent or the Collateral Agent shall have been paid to the extent due and payable by Borrower.

7.             All of the requirements referred to in the Commitment Letter under “Syndication” shall have been satisfied by a date sufficient to permit the syndication of the Bank Facilities to be completed prior to the Closing Date (as determined in the reasonable discretion of the Commitment Parties).

8.             All documents and instruments required to perfect the Collateral Agent’s security interest in the collateral described under the heading “Security” in the Term Sheet shall have been executed and delivered and, if applicable, be in proper form for filing, and none of such collateral shall be subject to any other pledges, security interests or mortgages, except customary permitted liens and other limited exceptions to be mutually agreed permitted under the Bank Documentation; provided, however, that, with respect to any such collateral the security interest in which may not be perfected by filing of a UCC financing statement or delivery of a physical stock certificate and related stock power or, in the case of foreign collateral of any foreign co-borrower, making of a similar filing in a foreign jurisdiction, if the perfection of the Collateral Agent’s security interest in such collateral may not be accomplished prior to the Closing Date without undue burden or expense, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings under the Bank Facilities if Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests, within a period after the Closing Date reasonably acceptable to the Administrative Agent, the Joint Bookmanagers and Borrower.